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                                                                   EXHIBIT 10.11


                                                              September 14, 1997



Keith Brown
11200 Hinsdale Street
Boise, ID  83713


                              Offer of Employment



Dear Keith,

We are pleased to extend this offer to you to join ONYX Software Corporation ("ONYX") in the position of Vice President, Marketing on the Marketing team as well as on the Executive team. In this position, you will be responsible for the development, management, execution and continual analysis of global marketing strategy and programs that will highly impact the achievement of our long range corporate goals. We are all excited about the experiences and approaches you will bring to ONYX in this role.

Compensation Plan
-----------------

Your base salary will be $9,166 per month or the equivalent of $110,000 annually. Salaries are paid semi monthly near the 15th and last day of each month with automatic deposit.

You will be immediately eligible to participate in the company's Merit Bonus Program. For every quarter the company reaches its goals, a portion of revenue is allocated to teams and individuals throughout the company based on their contribution and performance.

Benefits
--------

You will be eligible for all benefits established for regular, full-time employees. Benefits include coverage for you and your eligible dependents for medical, dental, vision, life, and LTD insurance. There is a moderate monthly premium deducted for
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full family coverage. Additionally, you will be immediately eligible to participate in the ONYX 401(k) Plan.

Relocation
----------

To assist you and your family in your relocation to the Seattle area, we will establish a Relocation Allowance in a reasonable amount to cover transfer costs including shipment of goods, temporary housing, trips needed to transfer you family, and other incidental costs.

Purchase of Company
-------------------

It is our plan that the role of VP Marketing will be a viable, long term role in the company and you are moving to Seattle in good faith on that premise. Therefore, to address your concern regarding the elimination of your role in the event ONYX is purchased, we will agree to the following terms and conditions which will be in effect for a period of 18 months commencing with your date of hire:

     In the event ONYX is purchased resulting in the "no fault" elimination of your role as VP, Marketing, and where another comparable position is not offered, ONYX will agree to provide six months' base salary as severance and to accelerate pro rata vesting of the first 25% of your initial stock option grant.

Stock Options (subject to final approval by Board of Directors)
---------------------------------------------------------------

ONYX Software has adopted a combined Incentive and Non-Qualified Stock Option Plan. The Plan provides employees with the opportunity to participate in the company's growth and success through stock ownership. Eighty Thousand (80,000) options at an option price of $.70 per share are targeted as your initial grant on your start date. Options vest over a period of 4-l/2 years from date of grant. The first 25% of granted options vests after 18 months of continuous employment from date of grant. Thereafter, a portion of the remaining options vest after each six-month period of continuous employment. Additional options may be granted annually in future years considering continuing performance growth.

Conditions and Expectations of Employment
-----------------------------------------

It is a condition of this offer that, upon starting employment, you will sign an Employee Confidentiality and Invention Agreement which contains additional requirements for the protection of ONYX's business. We wish to emphasize the importance we place on the proper treatment of any confidential information with which you may have come into contact in the past. We are offering you this job based

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on your skills and abilities and not your possession of any trade secret, confidential or proprietary information. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information consents in advance. Also, by signing below you affirm that you are not a party to any agreements, such as noncompetition agreements, that would prohibit you from working for us.

The employment opportunity that we offer is of indefinite duration and will continue as long as both you and ONYX consider it of mutual benefit. Either you or ONYX is free to terminate the employment relationship at any time, with or without cause. Any statements to the contrary are not authorized and may not be relied upon.

ONYX provides new employees with a 90-day performance review focusing on expected achievements and future expectations. Both performance and salaries are reviewed on an ongoing basis with adjustments to compensation based on business results and merit.

We are extremely pleased to have you join ONYX and believe this will be an exceptional career opportunity for you. We look forward to your signed acceptance of this offer and your confirmation of a starting date with ONYX to be October 1, 1997.


Best regards,

/s/  Brent Frei

Brent Frei
President & CEO

                              /s/  Keith Brown          9/17/97
                              ---------------------------------
                              Accepted                     Date


Encl.: ONYX Software Corporation Employee Confidentiality, Non-Compete and Invention Agreement

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